Exhibit 99.1

Cirrus Logic Updates Third Quarter Fiscal 2019 Outlook

AUSTIN, Texas--(BUSINESS WIRE)--December 3, 2018--Cirrus Logic, Inc. (Nasdaq: CRUS), a leader in high performance, low-power ICs for audio and voice signal processing applications, today announced it expects revenue for the third quarter fiscal 2019 to be in the range of $300 million and $340 million, compared to its previous forecast of $360 million and $400 million, due to recent weaknesses in the smartphone market.

Updated Business Outlook – Third Quarter FY19

  Revenue is expected to range between $300 million and $340 million;
  GAAP gross margin is expected to be between 49 percent and 51 percent; and
  Combined GAAP R&D and SG&A expenses are expected to range between $118 million and $124 million, which includes approximately $11 million in share-based compensation and $8 million in amortization of acquired intangibles.

Jason Rhode, president and chief executive officer, will present at the NASDAQ 39th Investor Conference at The May Fair Hotel in London at 3:30 p.m. GMT on Tuesday, Dec. 4. A live webcast of the presentation will be available on the company's investor relations website. An archived replay of the webcast will be available on the website following the event.

Cirrus Logic, Inc.

Cirrus Logic is a leader in high performance, low-power ICs for audio and voice signal processing applications. Cirrus Logic’s products span the entire audio signal chain, from capture to playback, providing innovative products for the world’s top smartphones, tablets, digital headsets, wearables and emerging smart home applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture. Check us out at www.cirrus.com.

Cirrus Logic and Cirrus are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements including our statements about our estimates for the third quarter fiscal year 2019 revenue, gross margin, combined research and development and selling, general and administrative expense levels, share-based compensation expense and amortization of acquired intangibles. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level of orders and shipments during the third quarter, customer cancellations of orders, or the failure to place orders consistent with current forecasts, and the risk factors listed in our Form 10-K for the year ended March 31, 2018 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

CONTACT:
Thurman K. Case
Chief Financial Officer
Cirrus Logic, Inc.
(512) 851-4125
Investor.Relations@cirrus.com